EXHIBIT (j)
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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We  consent  to  the  references  to  our  firm  under  the  caption  "Financial
Highlights" in the Prospectus and "Auditors" in the Statement of Additional Information and to the use of our reports dated July 9, 2004, on the financial statements and financial highlights of the USAA Balanced Strategy Fund, the USAA Cornerstone Strategy Fund, the USAA Emerging Markets Fund, the USAA GNMA Trust Fund, the USAA Growth & Tax Strategy Fund, the USAA International Fund, the USAA Precious Metals & Minerals Fund, the USAA Treasury Money Market Trust Fund, and the USAA World Growth Fund, as of and for the year ended May 31, 2004 in the Post-Effective Amendment Number 37 to the Registration Statement (Form N-1A No. 2-91069).


                                                 ERNST & YOUNG LLP


San Antonio, Texas
September 24, 2004